                                                                EXHIBIT 2.4

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              CAIS INTERNET, INC.,

                         BUSINESS ANYWHERE, USA, INC.,

                               CIBA MERGER CORP.,

                                    KIM KAO

                                      AND

                                   AMY HSIAO


                               September 7, 1999

                               TABLE OF CONTENTS

                                                                         Page
INDEX OF SCHEDULES AND EXHIBITS                                           IV
ARTICLE I.         THE MERGER..........................................     2

              1.1  The Merger..........................................     2
              1.2  The Effective Time..................................     2
              1.3  The Surviving Corporation...........................     2
              1.4  Closing.............................................     3
              1.5  Supplementary Action................................     3
              1.6  Payment of BAC Debt.................................     3

ARTICLE II.        MERGER CONSIDERATION................................     3

              2.1  Consideration.......................................     3
              2.2  Mechanics of Exchange...............................     4
              2.3  Escrow..............................................     5
              2.4  Dividends; Transfer Taxes...........................     5
              2.5  No Fractional Shares................................     5
              2.6  Closing of BAC Transfer Books.......................     5
              2.7  Restricted Stock....................................     6

ARTICLE III.       REPRESENTATIONS AND WARRANTIES OF BAC AND
                   THE SHAREHOLDERS....................................     6

              3.1  Corporate Organization; Etc.........................     6
              3.2  Capitalization......................................     6
              3.3  Subsidiaries and Affiliates.........................     7
              3.4  Authorization; Etc..................................     7
              3.5  No Violation........................................     7
              3.6  Consents and Approvals of Government Authorities....     8
              3.7  Financial Statements and Closing Net Cash Balance...     8
              3.8  No Undisclosed Liabilities; Etc.....................     8
              3.9  Absence of Certain Changes..........................     8
             3.10  Title to Properties; Encumbrances...................    10
             3.11  Plants and Equipment................................    11
             3.12  Leases..............................................    11
             3.13  Intellectual Property...............................    11
             3.14  Year 2000 Errors....................................    12
             3.15  Litigation..........................................    13
             3.16  Taxes...............................................    13
             3.17  Insurance...........................................    15

                                       i


             3.18  Benefit Plans.......................................    15
             3.19  Bank Accounts.......................................    16
             3.20  Contracts and Commitments; No Default...............    16
             3.21  Inventory...........................................    18
             3.22  Accounts Receivable.................................    18
             3.23  Executed Sales contracts, Commitments and Claims....    19
             3.24  Labor Difficulties..................................    19
             3.25  Permits and Other Operating Rights..................    20
             3.26  Joint Ventures......................................    20
             3.27  Compliance with Law.................................    20
             3.28  Related Transactions................................    20
             3.29  Environmental Liability.............................    20
             3.30  Assets and Revenues.................................    21
             3.31  Disclosure..........................................    21
             3.32  Knowledge Defined...................................    21

ARTICLE IV.        REPRESENTATIONS AND WARRANTIES OF THE
                   COMPANY AND CAIS....................................    22

              4.1  Corporate Organization; Etc.........................    22
              4.2  Authorization, Etc..................................    22
              4.3  No Violation........................................    22
              4.4  Consents and Approvals of Government Authorities....    23
              4.5  Reports and Financial Statements....................    23
              4.6  Tax Matters.........................................    24
              4.7  Issuance of Consideration Shares....................    24
              4.8  Disclosure..........................................    25

ARTICLE V.         SHAREHOLDERS' COVENANTS.............................    25

ARTICLE VI.        CLOSING.............................................    25

              6.1  Closing Conditions of CAIS and the Company..........    25
              6.2  Closing Conditions of BAC and the Shareholders......    27
              6.3  Further Assurances..................................    28

ARTICLE VII.       SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                   COVENANTS OF BAC AND THE SHAREHOLDERS;
                   SHAREHOLDERS' INDEMNIFICATION.......................    29

              7.1  Survival............................................    29
              7.2  General Indemnity...................................    29
              7.3  Tax Indemnity.......................................    29
              7.4  General Indemnity Procedures........................    30
              7.5  Tax Indemnity Procedures............................    31
              7.6  Limitations on Indemnification......................    31
              7.7  Treatment of Indemnification Payments...............    32

                                      ii


              7.8  Remedies............................................    32
              7.9  Off-Set.............................................    32

ARTICLE VIII.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                   COVENANTS OF CAIS AND THE COMPANY;
                   INDEMNIFICATION BY CAIS AND THE COMPANY.............    33

              8.1  Survival............................................    33
              8.2  Indemnity...........................................    33
              8.3  Indemnity Procedures................................    33
              8.4  Limitations on Indemnification......................    33

ARTICLE IX.        NONCOMPETITION......................................    34

              9.1  Noncompetition Agreement............................    34
              9.2  Noncompetition Covenants: Scope and Choice of Law...    35
              9.3  Noncompetition Covenants: Assignment by CAIS........    35
              9.4  Noncompetition Covenants: Remedy for Breach.........    35

ARTICLE X.         NONDISCLOSURE OF CONFIDENTIAL INFORMATION...........    35

             10.1  Nondisclosure.......................................    35
             10.2  Nondisclosure Covenants: Remedy for Breach..........    36

ARTICLE XI.        MISCELLANEOUS PROVISIONS............................    36

             11.1  Tax Matters.........................................    36
             11.2  Arbitration.........................................    37
             11.3  Finders and Brokers.................................    37
             11.4  Amendment...........................................    37
             11.5  Waiver of Compliance................................    38
             11.6  Expenses; Attorneys' Fee............................    38
             11.7  Survival of Representations and Warranties..........    38
             11.8  Notices.............................................    38
             11.9  Assignment; Successors and Assigns..................    39
            11.10  Governing Law.......................................    39
            11.11  Counterparts........................................    40
            11.12  Headings............................................    40
            11.13  Entire Agreement....................................    40
            11.14  Public Announcements................................    40
            11.15  Schedules...........................................    40
            11.16  Severability........................................    40

                        INDEX OF SCHEDULES AND EXHIBITS



Exhibits:
--------

A.  Certain Definitions
B.  Budget of Surviving Corporation
C.  Form of Escrow Agreement
D.  Form of Registration Rights and Lock-up Agreement
E.  Employment Agreements
F.  Hsiao Consulting Agreement


Schedules:
---------

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of September ___, 1999, is entered into by and among CAIS Internet, Inc., a Delaware corporation ("CAIS"), CIBA Merger Corp., a Delaware corporation (the "Company"), Business Anywhere, USA, Inc., a California corporation ("BAC"), Kim Kao ("Mr. Kao") and Amy Hsiao ("Ms. Hsiao"), the sole shareholders of BAC (Mr. Kao and Ms. Hsiao together, the "Shareholders").

                                    RECITALS

     A. The respective Boards of Directors of each of the Company, CAIS and BAC have determined that it is in the best interests of their respective companies and their shareholders that the Company and BAC combine into a single company through the statutory merger of the Company with and into BAC, with BAC as the surviving corporation (the "Merger").

     B. The Shareholders jointly own all of the issued and outstanding capital stock of BAC, being 10,000,000 shares of common stock, no par value (the "BAC Stock").

     C. CAIS, as the sole shareholder of the Company, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the General Corporation Law of the State of Delaware ("DGCL") and the Certificate of Incorporation and Bylaws of the Company.

     D. Pursuant to the Merger, among other things, the outstanding shares of BAC Stock shall be exchanged for shares of CAIS common stock, par value $0.01 per share ("CAIS Common Stock").

     E. The parties to the Agreement intend that the Merger qualify as a "reorganization," within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that BAC, the Company and CAIS will each be a "party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Merger.

     F.  Certain capitalized terms used in this Agreement are defined on Exhibit
                                                                         -------
A.
-

                                   AGREEMENT

     In consideration of the agreements, provisions and covenants set forth below, BAC, the Company, CAIS and the Shareholders hereby agree as follows:

                                  ARTICLE I.

                                  THE MERGER

     1.1  The Merger.

     Subject to the terms and conditions of this Agreement, on the Effective Time (as defined below), the Company shall be merged with and into BAC, BAC shall be the surviving corporation (sometimes called the "Surviving Corporation") in such Merger and the separate existence of the Company shall thereupon cease. The Merger shall have the effects set forth in the DGCL and the General Corporation Law of the State of California (the "CGCL"). Without limiting the generality of the foregoing, on the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and BAC shall vest in the Surviving Corporation.

     1.2  The Effective Time.

     The Merger shall become effective when a properly executed certificate or agreement of merger (the "Agreement of Merger"), in such form as may be agreed by the parties hereto and as required by the relevant provisions of the CGCL and the DGCL is duly filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, which filings shall be made in connection with the closing of the Merger in accordance with Section 1.4 upon satisfaction or waiver of the conditions set forth in Article VI. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Agreement of Merger has been so filed or at such later time as is provided in the Agreement of Merger.

     1.3  The Surviving Corporation.

     (a) The Articles of Incorporation of BAC as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law.

     (b) The Bylaws of BAC as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     (c)  (i)   The directors of the Company at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

          (ii) The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until removed or until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     1.4  Closing.

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 555 W. Fifth Street, Los Angeles, California 90013 at 10:00 a.m., local time, on September __, 1999 (the "Closing Date"), or as soon thereafter as is reasonably practical; provided, however, that if all of the other conditions set forth in
           --------  -------
Article VI hereof are not satisfied or waived at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as CAIS and BAC shall agree.

     1.5  Supplementary Action.

     If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of BAC, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of BAC in the name of and on behalf of BAC to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     1.6  Payment of BAC Debt.

     At Closing, CAIS shall cause BAC to pay off and discharge all indebtedness of BAC which becomes due by reason of the consummation of the transactions contemplated by this Agreement, all of which is set forth in Schedule 1.6;
                                                             ------------
provided, however, that CAIS shall not be obligated to pay off and discharge any
--------  -------
such indebtedness or amounts in respect thereof (including accrued but unpaid interest and fees and other costs associated therewith) exceeding Five Hundred Thousand Dollars ($500,000).

                                  ARTICLE II.

                              MERGER CONSIDERATION

     2.1  Consideration.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, and subject to Section 2.7, each share of
                                                   -----------
BAC Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a total consideration equal to the sum of the Initial Consideration (as defined in Section 2.1(b) below) and,
                                                --------------
subject to the terms and conditions set froth in Sections 2.1(c) and (d) below,
                                                 ---------------
the Additional Consideration (as defined Section 2.1(d) below) (and, together
                                         --------------
with the Initial Consideration, the "Consideration").
                                     --------------

     (b) The initial consideration shall consist of (i) a number of shares of CAIS Common Stock, equal to (y) One Million Five Hundred Thousand Dollars ($1,500,000) divided by (z) the average closing price of the CAIS Common Stock on the Nasdaq Stock Market for the ten (10) trading days immediately preceding the Closing Date (the "Initial Consideration Shares") and
                       ----------------------------

(ii) cash in an aggregate amount of Two Hundred Thousand Dollars ($200,000)
(the "Cash Consideration" and, together with the Initial Consideration Shares,
------------------------
"Initial Consideration").  In the event that, on the first day the Initial
 ---------------------
the Consideration Shares are not subject to the restrictions set forth in
Section 2.7 (the "Expiration Date") the closing price per share of CAIS
-----------       ---------------
Common Stock is lower than the CAIS Common Stock price per share determined as set forth in clause (i) above, CAIS shall issue to the Shareholders such number of additional shares of CAIS Common Stock so that the total number of shares of CAIS Common Stock issued to the Shareholders pursuant to this Section 2.1(b)
                                                              --------------
shall be equal to (i) One Million Five Hundred Thousand Dollars ($1,500,000) divided by (ii) the average closing price of the CAIS Common Stock on the Nasdaq Stock Market for the ten (10) trading days immediately preceding the Expiration Date.

     (c) As further consideration for the Merger, CAIS shall issue to the Shareholders, as soon as practicable after the first annual anniversary date of the Closing Date (the "First Anniversary Date"), an additional number of shares
                       ----------------------
of CAIS Common Stock equal to (i) One Million Dollars ($1,000,000) divided by
(ii) the average closing price of the CAIS Common Stock on the Nasdaq Stock Market for the ten (10) trading days immediately preceding the First Anniversary Date (the "First Additional Consideration"); provided, however, that for the
           ------------------------------    --------  -------
twelve-month period ending on the First Anniversary Date, the Surviving Corporation shall have achieved revenues of at least Seven Hundred and Fifty Thousand Dollars ($750,000) pursuant to the proposed budget set forth in Exhibit
                                                                         -------
B hereto.
-

     (d) As further consideration for the Merger, CAIS shall issue to the Shareholders, as soon as practicable after the second annual anniversary date of the Closing Date (the "Second Anniversary Date"), an additional
                               -----------------------
number of shares of CAIS Common Stock equal to (i) One Million Dollars ($1,000,000) divided by (ii) the average closing price of the CAIS Common Stock on the Nasdaq Stock Market for the ten (10) trading days immediately preceding the Second Anniversary Date (the "Second Additional Consideration"
                                  -------------------------------
and together with the First Additional Consideration, the "Additional
                                                           ----------
Consideration"); provided, however, that between the First Anniversary Date and
-------------    --------  -------
the Second Anniversary Date, Surviving Corporation shall have achieved revenues of at least One Million Dollars ($1,000,000) pursuant to the proposed budget set forth in Exhibit B hereto.
         ---------

     (e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the common stock of the Company that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the common stock of the Surviving Corporation.

     2.2  Mechanics of Exchange.

     (a) Prior to the Effective Time, the Shareholders shall surrender the certificate or certificates that immediately prior to the Effective Time represented the BAC Stock (the "Certificates"), and which were converted
                           ---  ------------
into the right to receive the Consideration, to CAIS for cancellation in exchange for shares of CAIS Common Stock into which such BAC Stock has been converted by virtue of the Merger, less the Shareholders' pro rata portion of the Escrow Amount. It shall be a condition of payment of the Consideration that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer to CAIS.

     (b) If any certificate for CAIS Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Shareholders shall
(i) pay to CAIS any transfer or other taxes required by reason of the issuance of certificates for such securities in a name other than that of the registered holder of the Certificate surrendered, or (ii) establish to the satisfaction of CAIS that such tax has been paid or is not applicable.

     2.3  Escrow.

     Prior to the Closing, shares of CAIS Common Stock equal to ten percent 10% of the Initial Consideration Shares shall be delivered to and held in escrow (the "Escrow Amount") until the First Anniversary Date (subject to any pending Claims which exist on such date) pursuant to an Escrow Agreement in the form attached hereto as Exhibit C (the "Escrow Agreement") to secure Claims by
                   ---------
Indemnitees for indemnification pursuant to Article X.  Nothing in this Section
2.3 shall be construed as limiting the liability of the Shareholders under
Section 7.6 to the amount of the Escrow Amount deposited into escrow.

     2.4  Dividends.

     No dividends that are declared on shares of CAIS Common Stock after the Effective Time (if any) will be paid to the Shareholders until the Shareholders surrender the Certificates. Upon such surrender, there shall be paid to the Shareholders any dividends which shall have become payable with respect to such shares of CAIS Common Stock between the Effective Time and the time of such surrender. In no event shall the Shareholders be entitled to receive interest on such dividends.

     2.5  No Fractional Shares.

     No fraction of a share of CAIS Common Stock shall be issued in the Merger. In lieu of fractional shares, the Shareholders shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying the fractional interest to which the Shareholders would otherwise be entitled by the average closing price of CAIS Common Stock computed pursuant to clause (i) of
Section 2.1(b).

     2.6  Closing of BAC Transfer Books.

     At the Effective Time, the stock transfer books of BAC shall be closed and no transfer of shares of BAC Stock that were outstanding immediately prior to the Effective Time shall thereafter be made. At and after the Effective Time, the holders of shares of BAC Stock to be exchanged for shares of CAIS Common Stock pursuant to this Agreement shall cease to have any rights as shareholders of BAC, except for the right to surrender such Certificates in exchange for shares of CAIS Common Stock as provided hereunder.

     2.7  Restricted Stock.

     The shares of CAIS Common Stock issued in connection with the Merger (including the shares issued as part of the Initial Consideration Shares and the Additional Consideration) will not be registered under the Securities Act of 1933, as amended ("Securities Act"), except as provided in the Registration Rights and Lock-up Agreement attached hereto as Exhibit D. Such shares may not
---------
be transferred or resold thereafter, except in compliance with the terms of this Agreement and the other Transactional Agreements and following registration under the Securities Act or in reliance on an exemption from registration under the Securities Act.

                                 ARTICLE III.

           REPRESENTATIONS AND WARRANTIES OF BAC AND THE SHAREHOLDERS

     Except as set forth in the Disclosure Schedule attached hereto provided by BAC and the Shareholders as of the date hereof (the "BAC Disclosure Schedule"), the parts of which are numbered to correspond to the section numbers of this Agreement, the Shareholders and BAC, jointly and severally, hereby represent and warrant to the Company and CAIS, as follows:

     3.1  Corporate Organization; Etc.

     (a) BAC is a corporation duly organized and validly existing under the laws of California; BAC has not commenced any dissolution proceedings; BAC has full power and authority (corporate and otherwise) to carry on its business as it is now being conducted and to own, lease or operate its properties and assets; and, except as set forth on Schedule 3.1(a), BAC is duly qualified or licensed to do
                       ---------------
to do business as a foreign corporation in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such licensing or qualification, except where the failure to be so qualified or licensed does not have a material adverse effect on BAC's business, financial condition, assets or results of operations (a "BAC Adverse Effect"). A schedule
                                               ------------------
attached hereto as Schedule 3.1(a) lists all such jurisdictions in which BAC is
                   ---------------
qualified or licensed to do business.

     (b) BAC has delivered to CAIS complete and correct copies of (i) its Articles of Incorporation, as amended to date, certified by the Secretary of State of the State of California; and (ii) its Bylaws, as amended to date, certified by BAC's corporate secretary. The Articles of Incorporation and Bylaws of BAC are in full force and effect and BAC is in full compliance with the provisions thereof.

     3.2  Capitalization.

     As of the date of this Agreement, the authorized capital stock of BAC consists of Ten Million (10,000,000) shares of BAC Stock. As of the date hereof, Ten Million (10,000,000) shares of BAC Stock were issued and outstanding. All issued and outstanding shares of BAC Stock are owned by the Shareholders, free and clear of any and all mortgages, charges, limitations, liens, security interests, pledges, encumbrances, restrictions on ownership, adverse claims or rights or interests of others (collectively, "Encumbrances"). Except as set forth above or in Schedule 3.2, there are no shares of capital stock or other
                  ------------
securities of BAC outstanding; there are no Warrants or Options of BAC and there are no contracts, commitments, understandings, arrangements or restrictions relating to the issuance, sale, transfer or purchase by BAC of any shares of its capital stock. "Warrants and Options" shall mean all outstanding rights,
                --------     -------
subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from BAC any shares of the capital stock or any other security of BAC, and all outstanding securities of any kind convertible into or exchangeable for such securities. None of the BAC Stock is subject to any voting agreement, shareholders' agreement, right of first offer or refusal, proxy agreement or voting trust.

     3.3  Subsidiaries and Affiliates.

     BAC has no Subsidiaries or Affiliates and does not own any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

     3.4  Authorization; Etc.

     Each of the Shareholders and BAC has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and the other Transactional Agreements contemplated herein and to perform fully their respective obligations hereunder and thereunder. This Agreement, the other Transactional Agreements and the other documents contemplated hereby have been duly and validly executed and delivered by each of the Shareholders and BAC and no other corporate or individual action is necessary. This Agreement, the other Transactional Agreements and the other documents contemplated hereby are enforceable against the Shareholders and BAC in accordance with their respective terms, except to the extent limited by applicable bankruptcy, insolvency or reorganization laws and the application of equitable principles (whether considered in a proceeding at law or in equity).

     3.5  Violation.

     Neither the execution and delivery of this Agreement or the other Transactional Agreements, nor their performance and the consummation of the transactions contemplated hereby or thereby will (a) violate any provision of the Articles of Incorporation or Bylaws of BAC, (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which BAC or the Shareholders is a party or by which it or its property may be bound, (c) result in the creation or imposition of any Encumbrance of any kind, upon the BAC Stock or upon any property or assets of BAC, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental body.

     3.6  Consents and Approvals.

     Except as set forth in Schedule 3.6, no consent, approval or authorization
                            ------------
of, or declaration, filing or registration with, any governmental body, regulatory authority or other Person is required in connection with the execution, delivery and performance of this Agreement, the other Transactional Agreements or any other document contemplated hereby by BAC or the Shareholders and the consummation of the transactions contemplated hereby and thereby.

     3.7  Financial Statements.

     The Shareholders have furnished to CAIS balance sheets of BAC as of December 31, 1998 (the "December 31, 1998 Balance Sheet") and June 30, 1999 (the
                        -------------------------------
"June 1999 Balance Sheet") and statements of income, changes in stockholders'
 -----------------------
equity and changes in financial position for the twelve months ended December 31, 1998 (the "December 31 1998 Income Statement"), and for the nine months
               ---------------------------------
ended June 30, 1999 (the "June 1999 Income Statement").  The December 1998
                          --------------------------
Income Statement and the December 1998 Balance Sheet are referred to collectively as the "December 1998 Financial Statements," the June 1999 Balance
                     ----------------------------------
Sheet and the June 1999 Income Statement are referred to collectively as the

"June 1999 Financial Statements", and the 1998 Financial Statements and the June
-------------------------------
1999 Financial Statements are referred to collectively as the "Financial
                                                               ---------
Statements."  True and correct copies of the Financial Statements are attached
----------
hereto as Schedule 3.7.  The Financial Statements are in accordance with the
          ------------
books and records of BAC. The December 31, 1998 Balance Sheet and the June 1999 Balance Sheet fairly present the assets, liabilities and financial condition of BAC as at the respective dates thereof, and the December 31, 1998 Income Statement and the June 1999 Income Statement fully and fairly present the results of the operations for the periods therein referred to, all in accordance with Generally Accepted Accounting Principles ("GAAP") consistently followed throughout the periods involved.

     3.8  No Undisclosed Liabilities; Etc.

     Except as set forth in Schedule 1.6 and Schedule 3.8, BAC has no
                            ------------     ------------
liabilities or obligations of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due, including, without limitation, accrued vacation) (collectively, the "Liabilities") except (a) Liabilities that are fully reflected or reserved against in the June 1999 Balance Sheet, which reserves are appropriate and reasonable and (b) Liabilities incurred in the ordinary course of business and consistent with past practice since the date of the June 1999 Balance Sheet that would not in the aggregate result in a material adverse effect on BAC's business, assets, financial condition or results of operations (a "BAC Adverse Effect").

     3.9  Absence of Certain Changes.

     Since the date of the June 1999 Balance Sheet, there have been no material changes in the condition, financial or otherwise, or any of the Liabilities, business, prospects or operations of BAC, other than changes in the ordinary course of business which in the aggregate have not resulted in a BAC Adverse Effect. Since the date of the June 1999 Balance Sheet, BAC has not, without specific prior written consent of CAIS:

     (a) Suffered any material adverse change in its condition (financial or otherwise), working capital, assets, liabilities, reserves, business, operations or prospects;

     (b) Suffered any loss, damage, destruction or other casualty materially and adversely affecting the properties, assets or business of BAC (whether or not covered by insurance);

     (c) Borrowed or agreed to borrow any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any Liability, except Liabilities incurred in the ordinary course of business and consistent with past practice;

     (d) Paid, discharged or satisfied any claims, or Liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected in the June 1999 Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the June 1999 Balance Sheet;

     (e) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance of any kind;

     (f) Written down the value of any inventory or written off as uncollectible any notes or lease or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice, none of which is material;

     (g) Canceled any debts or waived any claims or rights, waived any statute of limitation, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except for a fair consideration in the ordinary course of business and consistent with past practice;

     (h) Licensed, disposed of or permitted to lapse any Intellectual Property or rights to the use of any trademark, trade name, technology, process, or other intangible asset, copyright, or disposed of or disclosed to any Person any trade secret, formula, technology, process or know-how not theretofore a matter of public knowledge;

     (i) Granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other Plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, except for normal periodic increases made pursuant to BAC's established compensation policies applied on a basis consistent with that of the prior two years, which policies are briefly summarized in Schedule 3.9(i);
              ---------------
     (j) Made any bonus payments to directors, officers or employees of BAC, except for bonuses reserved or accrued on the June 1999 Balance Sheet;

     (k) Made any capital expenditure or commitment in excess of $5,000 individually or in excess of $10,000 in the aggregate for additions to property, plant or equipment;

     (l) Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

     (m) Made any change in any method of accounting or accounting practice;

     (n) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with any of its officers or directors or any Affiliate or Associate of any of its officers or directors, except for directors' fees, and compensation to officers at rates not exceeding the average rates of compensation paid during the fiscal quarter ended June 30, 1999;

     (o) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to any Person, whether by lease, leveraged lease, lease intended as security, vendor arrangement, loan agreement, note, conditional sales arrangement, issue of preferred stock or otherwise, except in the ordinary course of business and consistent with credit procedures and practices of BAC during the prior year;

     (p) Entered into any other transaction, contract or commitment other than in the ordinary course of business;

     (q) Made any material election with respect to Taxes or settled or compromised any material Tax proceeding or audit;

     (r) Except as set forth on Schedule 3.9(r), made any payments, or become
                                ---------------
indebted, to any Person, including without limitation for any legal, investment banking, consulting or accounting services, in connection with this Agreement and all related transactions; and

     (s) Agreed, whether in writing or otherwise, to take any action described in this Section 3.9.
        -----------

     3.10  Title to Properties; Encumbrances.

     Except as set forth in Schedule 3.10, BAC has good and marketable title to
                            -------------
or a valid leasehold interest in all its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the June 1999 Balance Sheet (except for properties and assets sold since the date of the June 1999 Balance Sheet in the ordinary course of business and consistent with past practice), and all the properties and assets purchased or otherwise acquired by BAC since the date of the June 1999 Balance Sheet. Except as set forth in Schedule 3.10, none of such
                                                     -------------
properties and assets reflected in the June 1999 Balance Sheet is subject to any Encumbrance or variance of any kind. The properties and assets of BAC include all rights, properties and other assets necessary to permit BAC to conduct its business in all material respects in the same manner as it is conducted on, and has been conducted prior to, the date of this Agreement.

     3.11  Plants and Equipment.

     Except as set forth in Schedule 3.11, the plants, structures and equipment
                            -------------
of BAC are structurally sound with no material defects and in good operating condition and repair and are adequate for the uses to which they are being put; and none of such plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

     3.12  Leases.

     Schedule 3.12(a) contains an accurate and complete list of all leases
     -----------------
pursuant to which BAC leases real property, including for each lease a brief description of BAC's financial obligations under such lease, its expiration date and renewal terms, and Schedule 3.12(b) contains a complete list and description
                       -----------------
by generic category of all leases pursuant to which BAC leases personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; except as set forth in such Schedules 3.12(a) and 3.12(b), there are no existing defaults by BAC or the
-----------------     -------
other party thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement.

     3.13  Intellectual Property.

     (a)  Schedule 3.13(a) lists all of the United States and foreign (i)
          ----------------
patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other Intellectual Property of BAC that is the subject of an application to, or certificate or registration issued by any governmental body or other public legal authority, or that is owned by or exclusively licensed to BAC. The registrations of the Intellectual Property of BAC listed on Schedule
                                                                     --------
3.13(a) are valid and subsisting, all necessary registration and renewal fees in
-------
connection with such registrations have been filed with the relevant patent, copyright and trademark authorities in the United States for the purposes of maintaining such registrations. BAC has complied with all applicable disclosure requirements and neither BAC nor the Shareholders nor any named inventor or assignee has committed any fraudulent act in the application for or maintenance of any patent trademark or copyright of BAC.

     (b) BAC owns and has good and exclusive title to each item of Intellectual Property of BAC listed on Schedule 3.13(a) above free and clear of any
                          ----------------
Encumbrances. BAC owns, or has the right to use or operate under, all Intellectual Property of BAC listed on Schedule 3.13(a). No Intellectual
                                       ----------------
Property of BAC or product and/or technology of BAC is subject to any order restricting in any material manner the use or licensing thereof by BAC.

     (c)  The contracts, licenses and agreements listed on Schedule 3.13(c)
                                                           ----------------
include all contracts, licenses and agreements, with respect to any Intellectual Property, to which BAC is a party which (i) still require performance of services, delivery of materials or ongoing royalties or similar payments by BAC,
(ii) still require performance of services, delivery of materials or ongoing royalties or similar payments to the benefit of BAC or (iii) require the performance of services, delivery of materials or ongoing royalties or similar payment either by BAC or to the benefit of BAC and included indemnification obligations of BAC or the performance of nondisclosure obligations. Except pursuant to agreements listed on Schedule 3.13(c), (i) no Person has any rights
                                 ----------------
to use any of the Intellectual Property of BAC; and (ii) BAC has neither granted to any Person, nor authorized any Person to retain, any rights in the Intellectual Property of BAC.

     (d)  The contracts, licenses and agreements listed on Schedule 3.13(c) are
                                                           ----------------
in full force and effect. There are no contracts, licenses and agreements between BAC and any other Person with respect to Intellectual Property of BAC with respect to which there is any dispute known to BAC or the Shareholders regarding the scope of such agreement, or performance under such agreement including any payments to be made or received by BAC thereunder. The consummation of the transactions contemplated by this Agreement and the other Transactional Agreements will neither violate nor result in the breach, modification, cancellation, termination, or suspension of the contracts, licenses and agreements listed on Schedule
                                                                  --------
3.13(c) or alter or impair any of BAC's rights to its Intellectual Property.
-------
BAC is in compliance with, and has not breached any term of, any of such contracts, licenses and agreements.

     (e) The Intellectual Property of BAC does not infringe the Intellectual Property of any Person. The operation of BAC's business as it currently is conducted, including its design, development, manufacture and sale of its products and/or technology, including products and/or technology currently under development, and provision of services, does not infringe the Intellectual Property of any other Person. To the knowledge of BAC and the Shareholders, no officer, director, employee or consultant of BAC is infringing or misappropriating the Intellectual Property of any other Person in the course of performing his or her duties for BAC. Neither BAC nor the Shareholders has received notice from any Person that the operation of BAC's business, including its design, development, manufacture and sale of its products and/or technology (including with respect to products and/or technology currently under development) and provision of services, infringes the Intellectual Property of any Person.

     (f)  Except as set forth in Schedule 3.13(f), to the knowledge of BAC and
                                 ----------------
the Shareholders, no Person is infringing or misappropriating any of the Intellectual Property of BAC.

     (g) There are no material claims asserted or, to the knowledge of BAC and the Shareholders, threatened against BAC related to any product or service of BAC. To the knowledge of BAC and the Shareholders, there are no material claims asserted or threatened against any customer of BAC, related to any product or service of BAC.

     3.14  Year 2000 Errors.

     (a)  Schedule 3.14(a) describes the actions that BAC has taken with
          ----------------
respect to the possibility of the occurrence of Year 2000 Errors in its business operations.

     (b)  Schedule 3.14(b) contains a complete and accurate list of all Year
          ----------------
2000 Errors of which BAC or the Shareholders are aware.

     (c) The products and/or technology manufactured, licensed, sold or otherwise distributed by BAC shall function without, and shall not contain, any Year 2000 Errors.

     (d) To the knowledge of BAC and the Shareholders, none of the software used in the business of, or manufactured, licensed, sold or otherwise distributed by, BAC contains any virus, logic bomb, time bomb, worm, undisclosed protect codes or other harmful code which might have a significant adverse effect on the processing of data or the use of the software.

     3.15  Litigation.

     There is no legal, administrative, arbitration or other proceeding, claim, or action of any nature, or any investigation relating thereto, that currently exists or is pending or, to the knowledge of BAC and the Shareholders, is threatened against or involving BAC or which questions or challenges the validity of this Agreement, the other Transactional Agreements or any action taken or to be taken by the Shareholders or BAC pursuant hereto or thereto, or in connection with the transactions contemplated hereby and thereby; and neither the Shareholders nor BAC know or have any reason to know of any valid basis for any such proceeding, claim, or action of any nature or investigation. BAC is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

     3.16  Taxes.

     (a)  Except as described in Schedule 3.16, all Tax Returns required to be
                                 -------------
filed by or on behalf of BAC ("BAC Returns") have been duly filed on a timely basis, or requests for extensions to file the BAC Returns have been timely filed, granted and have not expired, and the BAC Returns are true, complete and correct in all material respects. Except for Taxes described in Schedule 3.16,
                                                                -------------
all Taxes due with respect to periods ending on or prior to the Closing Date, whether or not required to be shown on a BAC Return, have been or will be paid in full on a timely basis. Except as set forth in Schedule 3.16, BAC has
                                                  -------------
withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. Except as set forth in Schedule 3.16, there are no
                                          -------------
Encumbrances on any of the assets of BAC with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that BAC is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

     (b)  Except for Taxes described in Schedule 3.16, the reserves for Taxes
                                        -------------
reflected on the June 1999 Balance Sheet are adequate for the payment of all Taxes payable by BAC for all taxable periods and portions thereof accrued through the date of the June 1999 Balance Sheet, and such reserves will continue to be established in accordance with past practice with respect to Taxes payable for any taxable period or portion thereof ending on or prior to the Closing Date.

     (c) BAC has made available to CAIS true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of BAC relating to Taxes and (ii) all federal and state income or franchise tax returns for BAC for all periods ending on or after October 1, 1997. BAC has never been a member of an affiliated group filing consolidated returns. BAC does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction of a nature that would require the filing of Tax Returns other than those for which all Tax Returns have been furnished to CAIS.

     (d) The Tax Returns of BAC have never been audited by a governmental body or taxing authority, nor is any such audit in process, pending or threatened. No deficiencies exist or have been asserted or are expected to be asserted with respect to Taxes of BAC, and BAC has not received and does not expect to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. There is no action or proceeding pending for the assessment or collection of Taxes to which BAC is a party, nor has such an action been asserted or, to the knowledge of BAC and the Shareholders, threatened against BAC or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of BAC. BAC has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

     (e) BAC is not and has never been a party to any agreement providing for sharing, indemnification or allocation of Taxes, whether formal or informal. BAC is not liable for Taxes incurred by any individual or entity either as a transferee, pursuant to Treasury Regulation Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

     (f) BAC is not, nor has it ever been, an "S" corporation, within the meaning of Section 1361(a)(1) of the Code, for federal, state or local income tax purposes.

     (g) BAC is not a party to any safe harbor lease within the meaning of
Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. BAC is not, and has not been at any time during the five-year period ending on the Closing Date, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. BAC has not given a consent under Section 341(f) of the Code. BAC will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that economically accrued in a taxable period ending on or prior to the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or otherwise. BAC has not agreed, nor is it required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. BAC has not participated in an international boycott as defined in Code Section 999. BAC does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and BAC is not a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes. BAC has not been involved in a spin-off, split-off or split-up transaction within the five-year period ending on the Closing Date. BAC is not currently and has never been subject to the reporting and record maintenance requirements of Section 6038A of the Code.

     (h) BAC has no net operating losses or other Tax attributes presently subject to limitation under Code Sections 382, 383, or 384.

     (i) BAC has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would (i) result in a nondeductible expense to BAC pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code or
(ii) not be deductible under Section 162 of the Code by reason of being unreasonable in amount.

     (j) BAC has not been involved in a spin-off, split-off or split-up transaction within the preceding five years.

     3.17 Insurance.

     Schedule 3.17 contains an accurate and complete description of all policies
     -------------
of fire, liability, worker's compensation and other forms of insurance owned or held by BAC. All such policies are in full force and effect; are, to the knowledge of BAC and the Shareholders, sufficient for compliance with all requirements of law and of all agreements to which BAC is a party; are valid, outstanding and enforceable policies; provide insurance coverage for the assets and operations of BAC to the extent and in amounts customary in the industry; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

     3.18  Benefit Plans.

     (a)  Schedule 3.18 lists (i) all "employee benefit plans" within the
          -------------
meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of BAC or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, to which BAC or any Member of the Controlled Group maintains, contributes to or has any obligation to or Liability for (collectively, the "Plans"). Each Plan provides that it may be amended or
                    -----
terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current or terminated employees or any beneficiary may be amended or terminated by BAC at any time without Liability.

     (b) None of the Plans is a Defined Benefit Plan or a Multiemployer Plan and neither BAC nor any Member of the Controlled Group has ever (i) sponsored, maintained or contributed to, or been obligated to contribute to, a Defined Benefit Plan or (ii) contributed to, or been obligated to contribute to, a Multiemployer Plan.

     (c) BAC does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

     (d) Each Plan which is an "employee benefit plan", as defined in Section 3(3) of ERISA, has complied in all material respects since its inception by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code. BAC is not subject to a risk of Liability to any governmental body, including, without limitation, excise taxes or civil penalties, as the result of the application of any provision of ERISA or the Code. No investigations or audits by a governmental body, or other actions, demands, proposals, negotiations or claims with respect to any Plan have occurred, or are pending, threatened or imminent against any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan or which otherwise concern matters covered or that would be covered by the Plans. Neither BAC, the Shareholders nor any fiduciary with respect to any Plan, has any knowledge of any facts that could give rise to any such action, demand, proposal, negotiation or claim.

     (e) The Internal Revenue Service has determined that each Plan intended to qualify under Section 401(a) of the Code so qualifies as of the last day of the "TRA 86 Remedial Amendment Period," as such period is defined in Section 3.02 of Revenue Procedure 96-55 and each trust maintained pursuant thereto is exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust.

     (f) True, correct and complete copies of (i) all documents creating or evidencing any Plan listed in Schedule 3.18, (ii) all reports, forms and other
                              -------------
documents required to be filed with any governmental body (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), and (iii) the latest favorable letters of determination from the Internal Revenue Service with respect to the Plans that are intended to qualify under Section 401(a) of the Code have been delivered to CAIS.

     (g)  All expenses and Liabilities relating to all of the Plans described in

Schedule 3.18 have been, and will on the Closing Date be, fully and properly
-------------
accrued on the BAC's books and records and disclosed on the Financial Statements and such Plans have no unfunded liabilities not reflected on such Financial Statements.

     3.19  Bank Accounts.

     Schedule 3.19 sets forth the names and locations of all banks, trust
     -------------
companies, savings and loan associations and other financial institutions at which BAC maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     3.20  Contracts and Commitments; No Default.

     (a)  Except as set forth in Schedule 3.20(a):
                                 ----------------
          (i) BAC has no employment agreement with any officer, employee or agent, nor any agreement that contains any severance or termination pay Liabilities or obligations;

          (ii) BAC has no collective bargaining or union contracts or agreements;

          (iii) BAC has no employee to whom it is paying aggregate direct remuneration at the annual rate of more than Twenty-Five Thousand Dollars ($25,000) for services rendered or commissions at a rate, which based on sales by such employee during the last fiscal year, would exceed Twenty-Five Thousand Dollars ($25,000);

          (iv) BAC is not restricted by agreement from carrying on its business or any part thereof anywhere in the world or from competing in any line of business with any Person;

          (v) BAC has no obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others;

          (vi)     BAC has no outstanding loan to any Person;

          (vii) BAC has no Liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other Person;

          (viii) BAC is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person whether under a loan agreement, note or otherwise;

          (ix) BAC is not a party to any agreement, contract, commitment or loan to which any officer or director or any Affiliate or Associate of BAC or its officers and directors is a party;

          (x) BAC is not a party to any purchase or sale contract or agreement that continues for a period of more than twelve months (including periods covered by any option to renew by either party);

          (xi) BAC is not a lessor under any lease, lease intended as security, an owner participant in any leveraged lease transaction or party to a vendor arrangement or conditional sales agreement;

          (xii) BAC has not given any irrevocable power of attorney to any Person for any purpose whatsoever, except the appointment of agents to accept service of process;

          (xiii) There are no outstanding sales or purchase contracts, commitments or proposals of BAC that will result in any loss exceeding Five Thousand Dollars ($5,000.00) upon completion or performance thereof, after allowance for direct distribution expenses; and

          (xiv)    Except for agreements, contracts, commitments or restrictions referred to in subsections 3.20(a)(i)-(xiii) or elsewhere
                                  -----------------------------
                   specifically disclosed pursuant to this Agreement, BAC has no agreements, contracts, commitments or restrictions that are material to its business, operations or prospects (for the purpose of this subsection, any agreement, contract, commitment or restriction may be deemed "immaterial" if it may be canceled on thirty (30) days' notice without premium, penalty or forfeiture and it calls for fixed and/or contingent payments thereunder of less than $5,000 per year).

     (b) True and complete copies of all documents (including all amendments thereto) referred to in Section 3.20(a) have been delivered to CAIS. Schedule
                        ---------------                              --------
3.20(b) contains a list of employees of BAC and their annual compensation and
-------
job descriptions.  All contracts,
agreements, commitments or restrictions referred to in Section 3.20(a) are valid
                                                       ---------------
and enforceable in accordance with their respective terms, except to the extent limited by applicable bankruptcy, insolvency or reorganization laws, or the application of equitable principles (whether considered in a proceeding at law or in equity). BAC is not in default in the performance of any of its obligations thereunder, no event of default has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute a default thereunder and, to the knowledge of BAC and the Shareholders, all other parties thereto are not in default thereunder and have no counterclaims, offsets and defenses with respect thereto.

     3.21  Inventory.

     Except as set forth in Schedule 3.21, all inventory of BAC, whether or not
                            -------------
reflected in the June 1999 Balance Sheet, consists of a quality and quantity useable and sellable in the ordinary course of business, except for items of obsolete material and materials of below standard quality, all of which have been written down in the June 1999 Balance Sheet to net realizable market value or for which adequate reserves have been provided therein. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) of BAC are not excessive, but are reasonable in the present circumstances of its business.

     3.22  Accounts Receivable.

     Except as set forth in Schedule 3.22, all accounts receivable of BAC,
                            -------------
whether or not reflected in the June 1999 Balance Sheet, represent sales actually made in the ordinary course of business, and are current and the Shareholders and BAC reasonably believe are collectible net of any reserves shown on the June 1999 Balance Sheet (which reserves are adequate and were calculated consistent with past practice). Subject to such reserves, each of the accounts receivable either has been collected in full or, in accordance with past experience by BAC, will be collected in full, without any setoff.

     3.23  Executed Sales Contracts, Commitments and Claims.

     Each existing sales contract and executed license agreement to which BAC is a party is valid and enforceable in accordance with its respective terms (except to the extent limited by applicable bankruptcy, insolvency or reorganization laws or the application of equitable principles, whether considered in a proceeding at law or in equity), BAC is not in default in the performance of any of its obligations thereunder, no event of default has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute a default thereunder and, to the knowledge of BAC and the Shareholders, all other parties thereto are not in default thereunder and have no counterclaims, offsets and defenses with respect thereto. Each executed sales contract and executed license agreement that is anticipated to involve, after the Closing Date, the payment to BAC or the payment by BAC of more than One Thousand Dollars ($1,000.00) is valid and enforceable in accordance with its respective terms, except to the extent limited by applicable bankruptcy, insolvency or reorganization laws, or the application of equitable principles (whether considered in a proceeding at law or in equity). BAC is not in default in the performance of any of its obligations thereunder, no event of default has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute a default thereunder and, to the knowledge of BAC and the Shareholders, all other parties thereto are not in default thereunder and have no counterclaims, offsets and defenses with respect thereto. The aggregate of all contracts or commitments for the purchase of products by BAC does not exceed Ten Thousand Dollars ($10,000.00), all of which contracts and commitments were made in the ordinary course of business. As of the date of this Agreement, neither BAC nor the Shareholders have received any notice of any claims against BAC to return in excess of an aggregate of One Thousand Dollars ($1,000.00) of products by reason of alleged overshipments, defective products or otherwise, or of products in the hands of customers or distributors under an understanding that such products would be returnable. As of the date of this Agreement, neither BAC nor the Shareholders have received any notice of any claims against BAC in excess of an aggregate of One Thousand Dollars ($1,000.00) relating to services BAC has provided to customers.

     3.24  Labor Difficulties.

     BAC is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and, is not engaged in any unfair labor practice. There is no unfair labor practice complaint against BAC pending or, to the knowledge of BAC and Shareholders, threatened before the National Labor Relations Board. BAC has not experienced any material work stoppage or other material labor difficulty.

     3.25  Permits and Other Operating Rights.

     Except as set forth in Schedule 3.25, BAC does not require the consent of
                            -------------
any Person to permit it to operate its business in the manner in which it currently is being conducted, and possesses all permits and other authorizations from third Persons, including without limitation, federal, foreign, state and local governmental bodies, currently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third Persons, necessary to permit it to operate its business in the manner in which it currently is being conducted. Schedule
                                                                      --------
3.25 contains a complete list of all export licenses granted to and applied for
----
by BAC.

     3.26  Joint Ventures.

     Schedule 3.26(a) sets forth a list of all written agreements relating to
     ----------------
joint ventures between BAC and any other Person and Schedule 3.26(b) sets forth
                                                    ----------------
a true and complete description of the material terms and conditions of each such written agreement. Except to the extent set forth in such Schedules
                                                                ---------
3.26(a) and 3.26(b), there has been no adverse change in the business
-------------------
relationship of BAC with any joint venturer named in such Schedules.

     3.27  Compliance with Law.

     Except as set forth on Schedule 3.27, BAC is in material compliance with
                            -------------
all laws, regulations and orders applicable to its business. BAC has not received any notification that it is in violation of any such laws, regulations or orders and no such violation exists.

     3.28  Related Transactions.

     Except as set forth in Schedule 3.28, there is no transaction or
                            -------------
arrangement currently existing and during the last three years there has been no transaction or arrangement, in which BAC is or was a party and in which the Shareholders, any director or officer of BAC or any Affiliate or Associate thereof have or have had a direct or indirect interest.

     3.29  Environmental Liability.

     Without limiting Section 3.27, at all times BAC has been in compliance, in
                      ------------
all material respects, with all applicable environmental laws adopted, imposed or promulgated by any governmental body or regulatory entity having jurisdiction over BAC's offices at 2915 S. Daimler Street, Santa Ana, California, 92705 (the "Facility"). Neither BAC nor, to the knowledge of BAC and the Shareholders, any portion of the Facility is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene, worker safety, environmental protection, Hazardous Materials or waste or toxic materials.
Prior to the date hereof, there has been no spill, release or discharge of any Hazardous Materials in connection with BAC's operation on, under or about the Facility. No current use of the Facility, to the knowledge of BAC and the Shareholders, constitutes a public or private nuisance. All environmental licenses, permits, approvals and governmental authorizations material to and required for the BAC business have been obtained by BAC and are in full force and effect. Any handling, transportation, storage, treatment or use of Hazardous Materials by BAC on or about the Facility has been in compliance with all laws, regulations and orders relating to Hazardous Materials. To the best knowledge of BAC and Shareholders, the Facility, including, without limitation, the soil and groundwater on or under the Facility, is free of Hazardous Materials. No notification of release of Hazardous Materials pursuant to applicable law has been received by BAC as to any of such premises. No wastes generated by BAC have ever been sent directly or indirectly to any site listed or formally proposed for listing on a federal or state list of Hazardous Materials sites requiring investigation or clean-up. BAC has not received from any governmental body or other Person any requests for information, notices of claim, demand letters, or other notification that they or it are or is or may be potentially responsible with respect to any investigation or clean-up of Hazardous Materials. BAC is not aware of any fact or circumstance that could reasonably be expected to involve BAC or CAIS in any environmental litigation or impose any material environmental liability upon BAC or CAIS in respect of BAC's business.

     3.30  Assets and Revenues.

     The Shareholders are the "ultimate parent entities" of BAC as such term is defined in 16 C.F.R. Section 801.1(a)(3). The Shareholders, on an aggregated basis, do not (i) have assets having an aggregate book value of $10 million or more (determined in accordance with 16 C.F.R. Section 801.11(d)) based on its recent regularly prepared balance sheet or (ii) control (as defined in 16 C.F.R.
Section 801.1(b)) Entities with sales of $10 million or more in such controlled Entities' most recent fiscal year. This representation and warranty is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     3.31  Disclosure.

     No representations or warranties by the Shareholders or BAC in this Agreement and no statement contained in any document (including, without limitation, the Financial Statements and all relevant Schedules), certificate, or other writing furnished or to be furnished by the Shareholders or BAC, on the one hand, to CAIS or the Company, on the other hand, pursuant to the express provisions hereof, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     3.32  Knowledge Defined.

     As used herein, the phrase "to the knowledge of BAC," "to the knowledge of the Shareholders" or "to BAC's knowledge" (or words of similar import) shall mean the actual knowledge after due inquiry of the Shareholders and all officers and directors of BAC. The term "due inquiry" is hereby defined to mean such inquiry by the applicable Person as such Person would normally be reasonably expected to make in the ordinary course of his or her regular and usual duties as either an owner, director or officer, as the case may be, of BAC.

                                  ARTICLE IV.

             REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND CAIS

     Except as set forth in the Disclosure Schedule attached hereto provided by CAIS as of the date hereof (the "CAIS Disclosure Schedule"), the parts of which are numbered to correspond to the section numbers of this Agreement, the Company and CAIS, jointly and severally, hereby represent and warrant to BAC and the Shareholders, as follows:

     4.1  Corporate Organization; Etc.

     CAIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2  Authorization, Etc.

     CAIS and the Company have full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement and the other documents to be executed by CAIS and the Company pursuant to the terms hereof and their execution and delivery to BAC and the Shareholders have been duly authorized by the Boards of Directors of CAIS and the Company. CAIS and the Company have the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and the other documents contemplated herein and to perform fully their obligations hereunder and thereunder. This Agreement, the other Transactional Agreements and the other documents contemplated hereby have been duly and validly executed and delivered by CAIS and the Company and no other corporate action is necessary. This Agreement, the other Transactional Agreements and the other documents contemplated hereby constitute valid and binding obligations of CAIS and the Company enforceable in accordance with their respective terms, except to the extent limited by applicable bankruptcy, insolvency or reorganization laws and the application of equitable principles (whether considered in a proceeding at law or in equity). The Consideration Shares have been duly and validly reserved, and when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and shall not be subject to any Encumbrances of any kind.

     4.3  No Violation.

     Neither the execution and delivery of this Agreement or the other Transactional Agreements by CAIS and the Company nor the performance hereof or thereof by CAIS and the Company and the consummation of the transactions contemplated hereby will (a) violate any provision of the Certificate of Incorporation or Bylaws of CAIS or the Company, (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or result in the modification or termination of, or cause or permit the acceleration of the maturity of any material debt, obligation, contract, commitment or other material agreement to which CAIS or the Company is a party or by which it or its property may be bound, (c) result in the creation or imposition of any Encumbrance of any kind, upon the Initial Consideration Shares or the Additional Consideration, or upon any material property or assets of CAIS or the Company, or (d) violate in any material respect any statute or law or any judgment, decree, order, regulation or rule of any court or governmental body applicable to CAIS or the Company.

     4.4  Consents and Approvals of Government Authorities.

     Except for any filings required pursuant to applicable federal and state securities laws or as set forth in Schedule 4.4 of the CAIS Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any governmental body, regulatory authority or third Person is required in connection with the execution, delivery and performance of this Agreement or any other document contemplated hereby by CAIS and the Company and the consummation of the transactions contemplated thereby.

     4.5  Reports and Financial Statements.

     CAIS has filed all reports required to be filed with the U.S. Securities Exchange Commission ("SEC") pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended ("Exchange Act"), since its initial public offering on May 20, 1999 (all such reports, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by CAIS with the SEC in connection with the Company's initial public offering, are collectively referred to as the "CAIS SEC Reports"), and has previously
                                 ----------------
furnished or made available to the Shareholders true and complete copies of all CAIS SEC Reports filed, if any, with respect to periods ending after May 20, 1999 (including any exhibits thereto) and will promptly deliver to the Shareholders any CAIS SEC Reports filed between the date hereof and the Closing Date. All of such CAIS SEC Reports complied at the time they were filed and declared effective, if applicable, in all material respects with applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of such CAIS SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of CAIS included in the CAIS SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of CAIS, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of CAIS as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the CAIS SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of CAIS, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of CAIS as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The foregoing representations and warranties shall also be deemed to be made with respect to all filings made with the SEC on or before the Closing Date.

     4.6  Tax Matters.

     (a) Prior to the Merger, CAIS will be in control of the Company within the meaning of Section 368(c) of the Code.

     (b) CAIS has no plan or intention to cause BAC to issue, after the Closing Date, additional shares of BAC stock or take any other action that would result in CAIS losing control of BAC within the meaning of Section 368(c) of the Code.

     (c) Neither CAIS, nor any Person related to CAIS (within the meaning of Treasury Regulation Section 1.368-1(e)(3)), has any plan or intention to reacquire any of its stock issued pursuant to this Agreement.

     (d) CAIS has no plan or intention to liquidate BAC; to merge BAC with or into another corporation; to cause BAC to sell or otherwise dispose of the stock of BAC; or to cause BAC to sell or otherwise dispose of any of its assets or of any of the assets acquired from the Company, except for dispositions made in the ordinary course of business and which are permitted under this Agreement.

     (e) After the Closing Date, CAIS intends that BAC will continue its historic business or use a significant portion of its historic business assets in a business.

     (f) There is no intercorporate indebtedness existing between CAIS and BAC or between the Company and BAC.

     (g) CAIS agrees to comply with Treasury Regulation Section 1.368-3 regarding records to be kept and information to be filed with the relevant Tax Returns.

     (h) In the Merger, shares of BAC Stock representing control of BAC, as defined in section 368(c) of the Code, will be exchanged solely for voting stock of CAIS. For purposes of this representation, shares of BAC Stock exchanged for cash or other property originating with CAIS will be treated as outstanding BAC Stock on the Closing Date.

     (i) The Company has not incurred any Liabilities or obligations other than those arising under this Agreement and the other Transactional Agreements.

     (j) Neither CAIS nor the Company shall pay any expenses of BAC or the Shareholders incurred in connection with the Merger.

     4.7  Issuance of Consideration Shares.

     Subject to the accuracy and completeness of BAC's and the Shareholders' representations and warranties in Article III and in the Registration Rights and Lock-up Agreement attached hereto as Exhibit D, the offer, sale and issuance of the Consideration Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and all state securities laws, and neither CAIS nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption.

     4.8  Disclosure.

     No representations or warranties by CAIS or the Company in this Agreement and no statement contained in any document (including, without limitation, any CAIS financial statements and all relevant Schedules), certificate, or other writing furnished or to be furnished by CAIS or the Company, on the one hand, to BAC or the Shareholders, on the other hand, pursuant to the express provisions hereof, contain or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE V.

                            SHAREHOLDERS' COVENANTS

     To the extent that the transactions contemplated herein shall require the consent of the other party to any BAC contract, license, lease, agreement or commitment (including the Facility lease) or the consent of any other Person, the Shareholders agree to take, and to cause BAC to take, all reasonable actions as are necessary to obtain all such consents prior to the Closing Date. If any such consent is not obtained, the Shareholders agree to continue such efforts after the Closing Date and until such consent is obtained and to cooperate with CAIS, the Company and BAC in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide for the Surviving Corporation all of the benefits of BAC under such contract, license, lease, agreement or commitment, as the case may be (including enforcement at the cost to, and for the benefit of, the Surviving Corporation and any and all rights of BAC or the Shareholders arising out of the breach or cancellation of such contract, license, lease, agreement or commitment).

                                  ARTICLE VI.

                                    CLOSING

  6.1  Closing Conditions of CAIS and the Company.

       The obligations of CAIS and the Company to effect the Closing and consummate the Merger are subject to the satisfaction (or waiver by CAIS) of each of the following conditions:

  (a)  At or prior to the Closing, the Shareholders or BAC shall deliver to
       CAIS:

        (i) certificates evidencing the BAC Stock, accompanied by duly executed blank stock powers;

        (ii) such certificates of the Shareholders and BAC as may be reasonably requested by CAIS including a certificate, dated the Closing Date, duly executed by the Shareholders and BAC, certifying that (A) each of the representations and warranties made by the Shareholders and BAC in this Agreement and in the other Transactional Agreements was accurate in all material respects as of the date of the Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that the Shareholders and BAC are required to have complied with or performed pursuant to this Agreement and the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Article VI has been satisfied in all respects;

        (iii) an opinion of Stradling Yocca Carlson & Rauth, counsel to the Shareholders and BAC, dated the Closing Date, in form and substance satisfactory to CAIS;

        (iv) duly executed and binding employment agreements between the Surviving Corporation and Mr. Kao and Mr. Kwan, in substantially the form of Exhibit E hereto (the "Employment Agreements");
                           ---------

        (v) a duly executed and binding consulting agreement between the Surviving Corporation and Ms. Hsiao in substantially the form of Exhibit F hereto (the "Consulting Agreement");
               ---------

        (vi)   a duly executed and binding Escrow Agreement;

        (vii) evidence satisfactory to CAIS that all indebtedness due and payable by BAC, including all indebtedness due to the Shareholders or to any Affiliate or Associate of the Shareholders has been fully discharged;

        (viii) a duly executed Certificate of Merger;

        (ix)   a duly executed Agreement of Merger;

        (x) a duly executed and binding Registration Rights and Lock-up Agreement substantially in this form attached as Exhibit D
                                                                ---------
               hereto;

        (xi) copies of resolutions of BAC, certified by a Secretary, Assistant Secretary or other appropriate officer of BAC, authorizing the execution, delivery and performance of this Agreement, the other Transactional Agreements and the Merger; and copies of written consents of the Shareholders, certified by a Secretary, Assistant Secretary or other appropriate officer of BAC, authorizing the execution, delivery and performance of this Agreement, the other Transactional Agreements and the Merger; and

        (xii) a good standing certificate from the State of California with respect to BAC.

     (b) The representations and warranties of the Shareholders and BAC in this Agreement and in the other Transactional Agreements shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing, and all of the covenants and obligations that the Shareholders and BAC are required to comply with or to perform pursuant to this Agreement and the other Transactional Agreements at or prior to the Closing shall have been duly complied with and performed in all material respects.

     (c) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of this Agreement and the other Transactional Agreements shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated by this Agreement and the other Transactional Agreements.

     (d) There shall not have been any material adverse change in BAC's business, condition, assets, Liabilities, operations or financial performance since the date of this Agreement.

     (e) Since the date of this Agreement, there shall not have been commenced or threatened against BAC, or against any Affiliate or Associate of BAC, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, the Agreement, or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with this Agreement or having a material adverse effect on BAC.

     (f) No Person shall have made or threatened any claim asserting that such Person (i) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of BAC, or (ii) may be entitled to all or any portion of the consideration to be issued in connection with this Agreement.

     (g) Neither the consummation nor the performance of the transactions contemplated by this Agreement and the other Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause CAIS or the Company or any Affiliate thereof to suffer any material adverse consequence under any applicable law.

     6.2  Closing Conditions of BAC and the Shareholders.

     The obligations of BAC and the Shareholders to effect the Closing and consummate the Merger are subject to the satisfaction (or waiver by BAC and the Shareholders) of each of the following conditions:

     (a) At the Closing, CAIS shall deliver to BAC and the Shareholders the following:

            (i)    the Initial Consideration as set forth in Section 1.2(a);
                                                           --------------
            (ii) duly executed and binding Employment Agreements and Consulting Agreement;

            (iii)  a duly executed and binding Escrow Agreement;

            (iv) resolutions of the Boards of Directors of CAIS and the Company authorizing the consummation of the transactions contemplated hereby, certified by the Secretary of CAIS and the Company;

            (v)    a duly executed Certificate of Merger;

            (vi)   a duly executed Agreement of Merger;

            (vii) a duly executed and binding Registration Rights and Lock-up Agreement substantially in the form attached as Exhibit D hereto; and

            (viii) good standing certificates from the State of Delaware with respect to CAIS and the Company.

     (b) The representations and warranties of CAIS and the Company in this Agreement and the other Transactional Agreements shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing, and all of the covenants and obligations that CAIS and the Company are required to comply with or to perform pursuant to this Agreement and the other Transactional Agreements at or prior to the Closing shall have been duly complied with and performed in all material respects.

     (c) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of this Agreement and the other Transactional Agreements shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated by this Agreement and the other Transactional Agreements.

     (d) Neither the consummation nor the performance of the transactions contemplated by this Agreement and the other Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause BAC or any Affiliate thereof to suffer any material adverse consequence under any applicable law.

     6.3  Further Assurances.

     Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in this Article VI.

                                 ARTICLE VII.


                  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                     COVENANTS OF BAC AND THE SHAREHOLDERS;
                         SHAREHOLDERS' INDEMNIFICATION


     7.1  Survival.

     The representations, warranties and covenants of the Shareholders and BAC contained in this Agreement or in any certificate or schedule or instrument delivered pursuant hereto, shall survive until the First Anniversary Date, except that the Shareholders' representations and warranties in Sections 3.2,
                                                                -------------
3.4 and 3.16 hereof shall survive until any Liability thereunder is barred by
------------
all applicable statutes of limitations, including waivers and extensions thereof.

     7.2  General Indemnity.

     The Shareholders (also referred to herein collectively as the "Indemnitors"), jointly and severally, indemnify and hold the Company, the Surviving Corporation, CAIS, and their respective successors, assigns, officers, directors and employees (the "Indemnitee" or "Indemnitees"), harmless from and against any and all Liabilities, obligations, losses, claims, damage, cost, charges or other expenses of every kind and character (including, but not limited to, attorneys' fees and litigation costs), which may accrue or be sustained by an Indemnitee arising out of or as a result of any of the warranties, representations or covenants of BAC or the Shareholders contained in this Agreement being incorrect, untrue or breached. An Indemnitee may assign to another Indemnitee, without Indemnitors' consent, its right for indemnification, arising under any provision of this Article VII, with respect to a loss of any
                                    -----------
nature.

     7.3  Tax Indemnity.

     (a) From and after the Closing Date until the statutory period of limitations (taking into account any extensions or waivers thereof) for the assessment of Taxes covered by this Section 7.3 has expired, the Indemnitors
                                    -----------
shall protect, defend, indemnify and hold harmless Indemnitees from any and all Taxes which are imposed on BAC in respect of its income, business, property or operations or for which BAC may otherwise be liable (i) for any taxable period ending prior to the Closing Date and for any Pre-Closing Period (as defined and determined in Section 7.3(b)), (ii) resulting by reason of the
              --------------
several liability of BAC pursuant to Treasury Regulations section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of BAC having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (iii) in respect of any date after the Closing Date ("Post-
                                                                           ----
Closing Period"), where such Taxes are attributable to events, transactions,
---------------
sales, deposits, services or rentals occurring, received or performed in a Pre-Closing Period that are properly allocable to a Pre-Closing Period, (iv) in respect of any Post-Closing Period, attributable to any change in accounting method employed by BAC during any of its two (2) previous taxable years, (v) in respect of any Post-Closing Period, attributable to any items of income or gain of a partnership reporting BAC as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date, or (vi) resulting from the breach of the Shareholders' representations and warranties set forth in Section 3.16 (Taxes) hereof;
                                            ------------
provided, however, that the Indemnitors' Liability under the foregoing
-----------------
provisions of this Section 7.3 shall be reduced as to any item to the
                   -----------
extent that such item was specifically and fully reserved for in the June
1999 Financial Statements.

     (b) In order appropriately to apportion any of these Taxes relating to a period that includes (but that would not, but for this section, close on) the Closing Date ("Straddle Period"), the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of BAC, and such period shall be treated as the "Pre-Closing Period" for
                                         ------------------
purposes of this Agreement. In any case where applicable law does not permit BAC to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of BAC for the Pre-Closing Period shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the period prior to and including the Closing Date, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the period based on closing of the books.

     7.4  General Indemnity Procedures.

     (a) In the event that at any time or from time to time after the Closing Date an Indemnitee shall sustain a loss of any nature whatsoever against which such Indemnitee is indemnified under this Agreement, such Indemnitee shall notify the Indemnitors in writing of any such loss so sustained. The Indemnitors agree to pay such Indemnitee the amount of such loss so sustained within thirty
(30) days after transmittal of such notice, subject to his right to contest any claim which has not yet resulted in a loss, as hereinafter provided in Section
                                                                       -------
7.4(b); provided, that if the Indemnitors, in good faith, and within thirty
----------------
(30) days of receipt of the
written notice from the Indemnitee seeking indemnification, notify in writing the Indemnitee of his objections to the claim for indemnification, the rights of the Indemnitee seeking indemnification with respect to such claim shall be determined by binding arbitration pursuant to the procedures set forth in
Section 11.2 hereof.
------------

     (b) An Indemnitee shall promptly notify the Indemnitors of the existence of any claim, demand, or other matter involving Liabilities to third parties to which the Indemnitors' indemnification obligations would apply and shall give the Indemnitors a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnitee at the Indemnitors' own expense and with counsel of the Indemnitors' own selection (who shall be approved by the Indemnitee, which approval shall not be unreasonably withheld); provided that the Indemnitee
           --------
shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnitors shall, within a reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense of the Indemnitors. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitors, which shall not be unreasonably withheld. If the claim is one that cannot by its nature be defended solely by the Indemnitors, the Indemnitee shall make available all information and assistance that the Indemnitor may reasonably request; provided that any
         --------
associated, reasonable expenses shall be paid by the Indemnitors. The amount of any claim under this Article VII to which the Indemnitor's
                     -----------
obligations may apply may be withheld by CAIS from any Additional Consideration payment owing to the Shareholders under Section 2.1 pending settlement or
                                        -----------
compromise of such claim or final judgment being rendered thereon. Pursuant to the terms of the Escrow Agreement, Indemnitee may also bring claims for any indemnification arising under this Article VII against the Escrow Amount.
                                   -----------

     (c) If the Indemnitors contest or challenge any claim or action asserted against Indemnitee referred to in this Article, they shall do so at their
                                       -------
own cost and expense, holding Indemnitee harmless from and against all costs, fees, expenses, debts, Liabilities and charges in connection with such contest; shall diligently defend against any such claim; and shall hold Indemnitee's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

     (d)  Notwithstanding the foregoing provisions of this Section 7.4, the
                                                           -----------
procedure for indemnity with respect to Taxes shall be governed by Section 7.5.
                                                                   -----------
     7.5  Tax Indemnity Procedures.

     CAIS will, as to any Taxes in respect of which the Indemnitors have agreed to indemnify Indemnitees, promptly inform the Indemnitors of, and permit the participation of the Indemnitors in, any investigation, audit or other proceeding by or with the Internal Revenue Service or any other taxing authority empowered to administer or enforce such a Tax and will not consent to the settlement or final determination in such proceeding without the prior written consent of the Indemnitors (which consent will not be unreasonably withheld).

     7.6  Limitations on Indemnification.

     Notwithstanding the foregoing, the right to indemnification under this
Article VII shall be subject to the following terms:
-----------

     (a)  No indemnification shall be payable pursuant to this Article VII
                                                          -----------
unless and until the amount of all claims for indemnification pursuant to this
Article VII exceeds Ten Thousand Dollars ($10,000) in the aggregate, whereupon
-----------
indemnification pursuant to such Section shall be payable for all losses, including the first Ten Thousand Dollars ($10,000), in accordance with the terms hereof; provided, however, that the total liability for indemnification pursuant to this Article VII shall not exceed, in the aggregate, the aggregate amount of the Consideration paid to the Shareholders pursuant to this Agreement, net of any taxes paid or due and payable by the Shareholders with respect thereto. Notwithstanding anything to the contrary herein or in the Escrow Agreement, none of the provisions of this Agreement or of any other Transactional Agreement shall in any manner limit the liability of BAC or the Shareholders or any Person who is or was a director, officer, employee or agent of BAC prior to the Effective Time, with respect to (i) fraud, (ii) intentional misrepresentation,
(iii) criminal matters or (iv) indemnification with respect to Taxes as set forth in Section 7.3 above.

     (b) No indemnification shall be payable pursuant to this Article VII, or
                                                               -----------
the indemnification obligation shall be reduced, in respect of any claim for breach of any of the warranties, representations or covenants in this Agreement, if and to the extent specific provision or specific reserve for or in respect of the Liability or other matter giving rise to the claim has been made in the June 1999 Financial Statements, except that this limitation shall not apply to the indemnity with respect to Taxes set forth in Section 7.3.
   -----------

     (c) In determining the amount of any indemnity, there shall be taken into account any insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

     (d) In the event that the Shareholders are obliged to indemnify CAIS or the Company for any Liabilities, obligations, losses, claims, damages, costs, charges or other expenses under this Article VII, the amount of any such
                                     -----------
Liabilities, obligations, losses, claims, damages, costs, charges or other expenses, to the extent they reduce BAC's revenues, shall be disregarded (i.e., they shall be "added back") when determining the amount of BAC's revenues for purposes of Sections 2.1(c) and (d).

     7.7  Treatment of Indemnification Payments.

     All payments pursuant to this Article VII will be, and will be treated as, adjustments to the purchase price for the BAC Stock.

     7.8  Remedies.

     The rights and remedies of CAIS and the Company to indemnification under this Article VII shall (except as provided in Sections 9.4 and 10.2, and except
     -----------
with respect to Liabilities for (i) fraud, (ii) intentional misrepresentation or
(iii) criminal matters) be the sole and exclusive rights and remedies that CAIS and the Company have against the Shareholders for Liabilities, obligations, losses, claims, damages, costs, charges or other expenses arising out of or resulting from any of the warranties, representations or covenants of BAC or the Shareholders contained in this Agreement being incorrect, untrue or breached.

     7.9  Off-Set.

     In addition to any other rights of off-set or other rights CAIS or the Company may have at common law or otherwise, CAIS or the Company may off-set any obligation to pay any amount due to the Shareholders, including without limitation the Additional Consideration, against any indemnity payment due to CAIS or the Company hereunder.

                                 ARTICLE VIII.


                  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
               COVENANTS OF CAIS AND THE COMPANY; INDEMNIFICATION
                            BY CAIS AND THE COMPANY

     8.1  Survival.

     The representations, warranties and covenants of CAIS and the Company contained in this Agreement or in any certificate or schedule or instrument delivered pursuant hereto, shall survive until the First Anniversary Date, except the representation in Section 4.2 shall survive until any Liability
                             -----------
thereunder is barred by all applicable statutes of limitation, including waivers and extensions thereof.

     8.2  Indemnity.

     CAIS and the Company (also referred to herein as "CAIS Indemnitor") agree to indemnify, and hold the Shareholders and BAC and their successors and permitted assigns harmless from and against any and all Liabilities, obligations, losses, claims, damage, cost, charges or other expenses of every kind and character (including but not limited to attorneys' fees and litigation costs), which may accrue or be sustained by the Shareholders or BAC arising out of or any of the warranties, representations or covenants of CAIS or the Company contained in this Agreement being incorrect, untrue or breached.

     8.3  Indemnity Procedures.

     In the event that at any time or from time to time after the Closing Date, the Shareholders shall sustain a loss of any nature whatsoever against which the Shareholders are indemnified under this Agreement, the Shareholders shall notify CAIS in writing of any such loss so sustained, and CAIS shall within thirty (30) days after transmittal of such notice pay to the Shareholders the amount of such loss so sustained, subject to its right to contest any claim which has not yet resulted in a loss, in a manner similar to the provisions of Section 7.4(b)
                                                            ---------------
hereof; provided that if the CAIS shall, in good faith, notify the Shareholders
        --------
in writing of its objections to a claim of indemnification within thirty (30) days of receipt of the written notice from the Shareholders seeking indemnification, the rights of the Shareholders seeking indemnification with respect to such indemnification claim shall be determined by binding arbitration pursuant to the procedures set forth in Section 11.2.

     8.4  Limitations on Indemnification.

     Notwithstanding the foregoing, no indemnification shall be payable pursuant to this Article VIII unless and until the amount of all claims for
        ------------
indemnification pursuant to this Article exceeds Ten Thousand Dollars ($10,000)
                                 -------
in the aggregate, whereupon indemnification pursuant to such Section shall be payable for all losses, including the first Ten Thousand Dollars ($10,000), in accordance with the terms hereof; provided, however, that the total liability for indemnification pursuant to this Article VIII shall not exceed, in the
                                     ------------
aggregate, the aggregate amount of the Consideration paid to the Shareholders pursuant to this Agreement, net of any taxes paid or payable by the Shareholders with respect thereto. Notwithstanding anything to the contrary herein or in the Escrow Agreement, none of the provisions of this Agreement or any other Transactional Agreements shall in any manner limit the liability of CAIS or the Company or any Person who is or was a director, officer, employee or agent of CAIS or the Company, with respect to (i) fraud, (ii) intentional misrepresentation or (iii) criminal matters.

     8.5  Remedies.

     The rights and remedies of BAC and the Shareholders to indemnification under this Article VIII, shall (except with respect to Liabilities for (i)
           ------------
fraud, (ii) intentional misrepresentation or (iii) criminal matters) be the sole and exclusive rights and remedies that BAC and the Shareholders have against CAIS or the Company for Liabilities, obligations, losses, claims, damages, costs, charges or other expenses arising out of or resulting from any of the warranties, representations or covenants of CAIS or the Company contained in this Agreement being incorrect, untrue or breached.


                                  ARTICLE IX.

                                 NONCOMPETITION

     9.1  Noncompetition Agreements.

     During the period commencing with the Closing Date and ending on the later of (a) the third anniversary of the Closing Date and (b) six months after the termination or expiration of the Employment Agreement to which Kim Kao is a party, Kim Kao shall not engage in any Competitive Activity in the Territory. During the period commencing with the Closing Date and ending on the later of
(a) the third anniversary of the Closing Date and (b) six months after the termination or expiration of the Consulting Agreement to which Amy Hsiao is a party, Amy Hsiao shall not engage in any Competitive Activity in the Territory. "Competitive Activity" shall mean directly or indirectly (or having any interest
 --------------------
in, or performing any services for, any Person directly or indirectly) (a) engaging in any activity that is the same as, similar to, or competitive with any activity now engaged in by BAC, (b) employing, soliciting for employment, or, except for general letters of recommendation, general employment advertising, or upon inquiry by a potential new employer, recommending for employment any Person employed by BAC or by any Affiliate of BAC during such Person's employment with BAC (or any Affiliate) or for one year thereafter, or (c) diverting or attempting to divert from BAC or any Affiliate any business of any kind in which BAC is now engaged, including, without limitation, the solicitation of or interference with any suppliers, contractors, or customers. "Territory" shall
                                                             ---------
mean every state, territory, country, or jurisdiction in which BAC or any Affiliate has carried on business prior to the Closing Date. Notwithstanding the foregoing, the provisions of this Section 9.1 shall not
                                  -----------
prevent the Shareholders from owning, in the aggregate, up to five percent (5%) of the total shares of all classes of stock outstanding of any corporation having securities listed on the New York Stock Exchange, the American Stock Exchange, or traded on Nasdaq.

     9.2  Noncompetition Covenants; Scope and Choice of Law.

     It is the understanding of the parties that the scope of the covenants contained in this Article IX, both as to time and area covered, are necessary to protect the rights of CAIS and the goodwill that is a part of the business represented by the assets of BAC to be acquired by CAIS. It is the parties' intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. It being the purpose of this Agreement to govern competition by the Shareholders in the Territory, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect.

     9.3  Noncompetition Covenants; Assignment by CAIS.

     The parties agree that the covenants of the Shareholders not to compete contained in this Article IX may be assigned by CAIS to any Person to whom may
                  ----------
be transferred the business of BAC by the sale or transfer of its business and assets or otherwise. It is the parties' intention that these covenants of the Shareholders shall inure to the benefit of any Person that may succeed to the business and assets of BAC (acquired by CAIS under this Agreement) with the same force and effect as if these covenants were made directly with such successor.

     9.4  Noncompetition Covenants; Remedy for Breach.

     The parties agree that, in the event of breach or threatened breach of the Shareholders' covenants in this Article IX, the damage or imminent damage to the
                                ----------
value and the goodwill of CAIS will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that CAIS shall be entitled to injunctive relief against the Shareholders in the event of any breach or threatened breach of any of such covenants by the Shareholders, in addition to any other relief (including damages) available to CAIS under this Agreement or under law.

                                  ARTICLE X.

                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     10.1  Nondisclosure

     The Shareholders and BAC recognize and acknowledge that they have had in the past, currently have, and in the future may possibly have, access to certain Confidential Information of CAIS that is valuable, special and unique assets of CAIS's business. The Shareholders and BAC agree that they will not disclose such Confidential Information to any Person for any purpose or reason whatsoever, except (a) to authorized representatives of CAIS, and (b) to counsel and other advisers to the Shareholders and BAC, provided that such advisers agree to the confidentiality provisions of this Section 10.1, unless (i) such
                                                ------------
information becomes available to or known by the public generally through no fault of the Shareholders or BAC, (ii) disclosure is required by law or the order of any governmental body under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the Shareholders or BAC shall give prior written notice thereof to CAIS and provide CAIS with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. Nothing herein shall be construed as prohibiting CAIS from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     10.2  Nondisclosure Covenants; Remedy for Breach.

     The parties agree that, in the event of breach or threatened breach of the Shareholders' and BAC's covenants in this Article X, the damage or imminent
                                          ---------
damage to the value and the goodwill of CAIS will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that CAIS shall be entitled to injunctive relief against the Shareholders and BAC in the event of any breach or threatened breach of any of such covenants by the Shareholders or BAC, in addition to any other relief (including damages) available to CAIS under this Agreement or under law.

                                  ARTICLE XI.

                            MISCELLANEOUS PROVISIONS

     11.1  Tax Matters.

     (a) The Shareholders shall be responsible for sales, use and transfer taxes, including, but not limited to, any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the transactions hereunder, including, but not limited to, any interest or penalties in respect thereof incurred in connection with the Merger. At their sole cost and expense, the Shareholders shall prepare and timely file and pay amounts owed with respect to BAC Returns not already filed for all Tax periods ending on or before the Closing Date and the Shareholders shall pay any and all Taxes due thereon that are not reserved for on the June 1999 Financial Statements. All such BAC Returns shall be prepared in a manner consistent with previously filed BAC Returns. The Shareholders shall send a copy of all such BAC Returns to CAIS for review and comment and, if required, appropriate execution, at least fifteen days prior to the filing thereof. CAIS and BAC shall cooperate with the Shareholders as necessary with respect to the preparation and filing of the BAC Returns in accordance with this Section 11.1(a).

     (b) CAIS shall prepare, and shall have ultimate discretion with respect to,
(i) all Tax Returns of BAC for any taxable period that begins after the Closing Date (and the payment of all Taxes reported on any such Tax Return), and (ii) the preparation and filing of any Tax Return for any Straddle Period (the "Straddle Tax Returns"), if any; provided, however, that in the case of any
                                 --------
Straddle Tax Return, the preparation and filing of such Return shall be subject to review and approval of the Shareholders (which approval shall not be unreasonably withheld). Notwithstanding the foregoing but subject to Section 11.1(c) and (d), CAIS and BAC shall not, without the prior written consent of the Shareholders, be entitled to settle either administratively or after the commencement of litigation any claim for Taxes which would adversely affect the liability for Taxes of the Shareholders or BAC for any periods ending prior to the Closing Date or their portion of any Straddle Period that result from the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards. Such consent shall not be unreasonably withheld.

     (c) CAIS and the Shareholders shall each have the right to represent BAC in connection with any litigation or claim regarding a Straddle Tax Return and each shall have discretion with respect to any Tax audit (including the execution of any waiver of limitation with respect to any Tax audit) relating to any Tax Return required to be prepared by such party hereunder.

     (d) The Shareholders and CAIS shall provide the other party with such assistance, information and records and access to BAC's officers, directors, employees and agents as may be reasonably requested by the other party in connection with the preparation of any Tax Return or any audit or other proceeding relating to the Taxes of BAC or the Shareholders.

     11.2  Arbitration.

     Any dispute or disagreement arising hereunder shall, at the demand of any party to this Agreement, be referred to and decided by binding arbitration. Such arbitration shall be held in Orange County, California and it shall be conducted under the then current commercial arbitration rules of the American Arbitration Association ("AAA"). Three arbitrators shall be chosen from an AAA panel in accordance with AAA rules and procedures. The arbitrators in such arbitration shall have the power to grant injunctive relief, in accordance with the terms of this Agreement. The award rendered through arbitration shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction for execution.

     11.3  Finders and Brokers.

     Except as set forth in Schedule 11.3, each party hereby represents and
                            -------------
warrants to the others that neither it nor its representatives have taken, nor will they take, any action that would cause the other parties hereto to have any obligation or liability to any Person for or made any arrangements for the payment of any finders' fees, brokerage fees, investment banking fees, consulting fees, agents' commissions, or like payments in connection with the transactions contemplated hereby. Each party shall indemnify and hold harmless the others from any claim that is asserted by any Person for such fees, commissions or like payments with respect to this

Agreement arising from any act, representation or promise of the indemnifying party or its representative.

     11.4  Amendment.

     Subject to applicable law, this Agreement may only be amended or supplemented by written agreement of the Shareholders, BAC, the Company and CAIS.

     11.5  Waiver of Compliance

     Any failure of BAC or the Shareholders, on the one hand, or CAIS or the Company, on the other, to comply with any provision of this Agreement may be expressly waived in writing by CAIS or the Shareholders, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

     11.6  Expenses; Attorneys' Fee.

     Each party shall pay all expenses incurred by it or on its behalf in connection with this Agreement or any transaction contemplated hereby, except as expressly provided in Section 1.6. Any transfer or similar tax in connection
                      -----------
with the sale of the BAC Stock to CAIS shall be paid by the Shareholders.

     11.7  Survival of Representations and Warranties.

     The respective representations and warranties of each party contained herein shall not be deemed waived or otherwise affected by any investigation made by or on behalf of the other party and such representations and warranties shall survive the Closing and the consummation of the Merger contemplated hereby for the periods specified herein. All statements contained in this Agreement or in any schedule, exhibit or certificate delivered pursuant hereto shall be deemed representations or warranties, as the case may be (as such terms are used in this Agreement), of the party making such statements.

     11.8  Notices.

     All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, or sent by a recognized air courier service, and addressed as follows:

               To CAIS or the Company:

                    CAIS Internet, Inc.
                    1255 22nd Street
                    Washington, D.C.  20037
                    Attn:  Ulysses G. Auger, II

               With a copy to:

                    Morrison & Foerster LLP
                    2000 Pennsylvania Avenue, N.W.
                    Washington, D.C.  20006-1888
                    Attn:  Morris F. DeFeo, Jr.

               To Shareholders or BAC:

                    Business Anywhere USA, Inc.
                    2915 S. Daimler Street
                    Santa Ana, California 92705
                    Attn:  Kim Kao

               With a copy to:

                    Stradling Yocca Carlson & Rauth
                    600 Newport Center Drive, Suite 1600
                    Newport Beach, California 92660
                    Attn:  Bruce Feuchter


Notice of change of address shall be effective only when done in accordance with this Section 11. All notices complying with this Section shall be deemed to
     ----------
have been received on the date of delivery.

     11.9  Assignment; Successors and Assigns

     Except as otherwise provided herein, each party agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement, except that CAIS may assign its rights and obligations (other than the obligation to issue the Consideration Shares) to an Affiliate, without BAC's or the Shareholders' consent. Any purported assignment, transfer, or delegation in violation of this Section shall be null and void. Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Except for those enumerated above, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any Person or not a party to this Agreement.

     11.10  Governing Law.

     Subject to the provisions of Article IX hereof, the validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws principles.

     11.11  Counterparts.

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.12  Headings.

     The headings of the Sections and Articles of this Agreement and Table of Contents are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

     11.13  Entire Agreement.

     The parties intend that the terms of this Agreement, including the Disclosure Schedules and other documents referred to herein and any other agreements delivered at the Closing, shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement or understanding. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

     11.14  Public Announcements.

     The Shareholders, BAC and CAIS hereby agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby.

     11.15  Schedules.

     Schedules to be prepared by any party, as appropriate, shall be designated by section number, with such section number corresponding to the section numbers of this Agreement. Disclosure in any Schedule shall only constitute disclosure for purposes of the corresponding section of the Agreement and not for any other purpose.

     11.16  Severability.

     If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect.

     The parties have caused this Agreement and Plan of Merger to be duly executed, as of the date first above written.

                              CAIS INTERNET, INC.



                              By: /s/ Ulysses G. Auger, II
                                 -------------------------------------
                                  Name:
                                       -------------------------------
                                  Title:
                                        ------------------------------

                              BUSINESS ANYWHERE, USA, INC.



                              By: /s/ Kim Kao
                                 -------------------------------------
                                  Kim Kao
                                  President and Chief Executive Officer


                              CIBA MERGER CORP.



                              By: /s/ Ulysses G. Auger, II
                                  ------------------------------------
                                  Name:
                                       -------------------------------
                                  Title:
                                        ------------------------------


                              KIM KAO, Shareholder

                                  /s/ Kim Kao
                                  ------------------------------------

                              AMY HSIAO, Shareholder

                                  /s/ Amy Hsiao
                                  ------------------------------------